UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )
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iRobot Corporation
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:	April 14, 2008

You are cordially invited to attend the annual meeting of stockholders of iRobot Corporation to be held at 2:00 p.m., local time, on Thursday, May 29, 2008 at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730.

At this annual meeting, you will be asked to elect three class III directors for three-year terms, and to ratify the appointment of our independent registered public accountants. The board of directors unanimously recommends that you vote FOR election of the director nominees and FOR ratification of appointment of our independent registered public accountants.

Details regarding the matters to be acted upon at this annual meeting appear in the accompanying proxy statement. Please give this material your careful attention.

Whether or not you plan to attend the annual meeting, we urge you to sign and return the enclosed proxy so that your shares will be represented at the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

Very truly yours,

COLIN ANGLE	HELEN GREINER
Chief Executive Officer	Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE AND BOARD MATTERS
THE BOARD OF DIRECTORS AND ITS COMMITTEES
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
OTHER MATTERS
STOCKHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXPENSES AND SOLICITATION
HOUSEHOLDING OF PROXY MATERIALS

iROBOT CORPORATION
8 Crosby Drive
Bedford, Massachusetts 01730
(781) 430-3000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 29, 2008

To the Stockholders of iRobot Corporation:

The annual meeting of stockholders of iRobot Corporation, a Delaware corporation (the “Company”), will be held on Thursday, May 29, 2008, at 2:00 p.m., local time, at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730, for the following purposes:

1. To elect three (3) class III members to the board of directors as directors, each to serve for a three-year term and until his successor has been duly elected and qualified or until his earlier resignation or removal;

2. To ratify the appointment of the accounting firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the current fiscal year; and

3. To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 10, 2008, are entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the annual meeting, we urge you, whether or not you plan to attend the annual meeting, to sign and return the enclosed proxy so that your shares will be represented at the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card.

By Order of the Board of Directors,

GLEN D. WEINSTEIN
Senior Vice President,
General Counsel and Secretary

Bedford, Massachusetts
April 14, 2008

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

     IN ACCORDANCE WITH OUR SECURITY PROCEDURES, ALL PERSONS ATTENDING THE ANNUAL MEETING WILL BE REQUIRED TO PRESENT PICTURE IDENTIFICATION.

iROBOT CORPORATION
8 Crosby Drive
Bedford, Massachusetts 01730

PROXY STATEMENT
For the Annual Meeting of Stockholders
To Be Held on May 29, 2008

April 14, 2008

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of iRobot Corporation, a Delaware corporation (the “Company”), for use at the annual meeting of stockholders to be held on Thursday, May 29, 2008, at 2:00 p.m., local time, at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730, and any adjournments or postponements thereof. An annual report to stockholders, containing financial statements for the fiscal year ended December 29, 2007, is being mailed together with this proxy statement to all stockholders entitled to vote at the annual meeting. This proxy statement and the form of proxy are expected to be first mailed to stockholders on or about April 22, 2008.

The purposes of the annual meeting are to elect three class III directors for three-year terms and to ratify the appointment of the Company’s independent registered public accountants. Only stockholders of record at the close of business on April 10, 2008 will be entitled to receive notice of and to vote at the annual meeting. As of March 31, 2008, 24,571,519 shares of common stock, $.01 par value per share, of the Company were issued and outstanding. The holders of common stock are entitled to one vote per share on any proposal presented at the annual meeting.

Stockholders may vote in person or by proxy. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the annual meeting, or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary, before the taking of the vote at the annual meeting.

The representation in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

For Proposal 1, the election of class III directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the annual meeting shall be elected as directors. For Proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the current fiscal year, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on each such matter is required for approval. Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

The person named as attorney-in-fact in the proxies, Glen D. Weinstein, was selected by the board of directors and is an officer of the Company. All properly executed proxies returned in time to be counted at the annual meeting will be voted by such person at the annual meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR election of the director nominees, and FOR ratification of the appointment of our independent registered public accountants.

Aside from the election of directors and ratification of the appointment of the independent registered public accountants, the board of directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the board of directors will be voted with respect thereto in accordance with the judgment of the person named as attorney-in-fact in the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of March 31, 2008: (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of common stock; (ii) by each director or nominee of the Company; (iii) by each named executive officer of the Company; and (iv) by all directors and executive officers of the Company as a group. Unless otherwise noted below, the address of each person listed on the table is c/o iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730.

		Percentage of Shares
	Shares Beneficially	Beneficially
Name of Beneficial Owner	Owned(1)	Owned(2)

T. Rowe Price Associates, Inc.(3)	1,251,367	5.1%
100 E. Pratt Street Baltimore, Maryland 21202
Helen Greiner(4)	1,527,024	6.2%
Colin Angle(5)	1,890,384	7.7%
Rodney Brooks, Ph.D.(6)	1,687,697	6.9%
Geoffrey P. Clear(7)	181,790	*
Joseph W. Dyer(8)	213,559	*
Sandra B. Lawrence(9)	62,500	*
Ronald Chwang(10)	833,015	3.4%
Jacques S. Gansler(11)	54,734	*
Andrea Geisser(12)	32,970	*
George McNamee(13)	122,461	*
Peter Meekin(14)	501,144	2.0%
Paul J. Kern(15)	19,334	*
All executive officers, directors and nominees as a group(16) (14 persons)	7,228,210	29.4%

*	Represents less than 1% of the outstanding common stock.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the Securities and Exchange Commission, the number of shares of common stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of March 31, 2008.

(2)	Applicable percentage of ownership as of March 31, 2008 is based upon 24,571,519 shares of common stock outstanding.

(3)	T. Rowe Price Associates, Inc. has sole voting power with respect to 238,074 of these shares and sole dispositive power with respect to all of these shares. This information has been obtained from a Schedule 13G filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on February 13, 2008.

(4)	Includes 5,334 shares issuable to Ms. Greiner upon exercise of stock options.

(5)	Includes 5,334 shares issuable to Mr. Angle upon exercise of stock options and 190,549 shares held in a trust for the benefit of certain of his family members.

(6)	Includes 2,334 shares issuable to Dr. Brooks upon exercise of stock options.

(7)	Includes 126,350 shares held by Geoffrey P. Clear and Marjorie P. Clear (JTWROS), over which Mr. Clear and Mrs. Clear share voting power and investment power. Also includes 55,440 shares issuable to Mr. Clear upon exercise of stock options.

(8)	Includes 169,583 shares issuable to Mr. Dyer upon exercise of stock options.

(9)	Consists of 62,500 shares issuable to Ms. Lawrence upon exercise of stock options.

(10)	Includes an aggregate of 619,971 shares held by iD5 Fund, L.P. and IP Fund One, L.P. Dr. Chwang is a general partner of the management company for each of iD5 Fund, L.P. and IP Fund One, L.P., and may be deemed to share voting and investment power with respect to all shares held by those entities. Dr. Chwang disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any. Also includes 19,334 shares issuable to Dr. Chwang upon exercise of stock options and 193,710 shares held in a trust for the benefit of certain of his family members.

(11)	Includes 53,334 shares issuable to Dr. Gansler upon exercise of stock options.

(12)	Includes 19,334 shares issuable to Mr. Geisser upon exercise of stock options and 730 shares issuable to Mr. Geisser upon vesting of phantom stock.

(13)	Includes 19,334 shares issuable to Mr. McNamee upon exercise of stock options and 3,487 shares issuable to Mr. McNamee upon vesting of phantom stock.

(14)	Includes 421,928 shares held by Trident Capital Fund-V, L.P., 2,453 shares held by Trident Capital Fund-V Affiliates Fund, L.P., 2,340 shares held by Trident Capital Fund-V Affiliates Fund (Q), L.P., 12,212 shares held by Trident Capital Fund-V Principals Fund, L.P. and 32,055 shares held by Trident Capital Parallel Fund-V, C.V., in each case, as of December 31, 2007. This information has been obtained from a Schedule 13G/A filed by Trident Capital with the Securities and Exchange Commission on February 14, 2007. Mr. Meekin is one of six Managing Directors of Trident Capital Management-V, L.L.C., the sole general partner of Trident Capital Fund-V, L.P., Trident Capital Fund-V Affiliates Fund, L.P., Trident Capital Fund-V Affiliates Fund (Q), L.P., and Trident Capital Fund-V Principals Fund, L.P. and the sole investment general partner of Trident Capital Parallel Fund-V, C.V., and may be deemed to share voting and investment power with respect to all shares held by those entities. Mr. Meekin disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any. Also includes 19,334 shares issuable to Mr. Meekin upon exercise of stock options and 657 shares issuable to Mr. Meekin upon vesting of phantom stock.

(15)	Consists of 19,334 shares issuable to Mr. Kern upon exercise of stock options.

(16)	Includes an aggregate of 543,531 shares issuable upon exercise of stock options held by fourteen (14) executive officers and directors and an aggregate of 4,874 shares issuable upon vesting of phantom stock to three (3) directors.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our board of directors currently consists of nine members. Our amended and restated certificate of incorporation divides the board of directors into three classes. One class is elected each year for a term of three years. The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated Rodney Brooks, Ph.D, Andrea Geisser and Jacques S. Gansler, Ph.D. and recommended that each be elected to the board of directors as a class III director, each to hold office until the annual meeting of stockholders to be held in the year 2011 and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Drs. Brooks and Gansler and Mr. Geisser are class III directors whose terms expire at this annual meeting. The board of directors is also composed of (i) three class I directors (Colin Angle, Ronald Chwang, Ph.D. and Paul J. Kern, Gen. U.S. Army (ret.)), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2009 and (ii) three class II Directors (Helen Greiner, George McNamee and Peter Meekin) whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2010. Ms. Greiner serves as the chairman of the board and Mr. Angle serves as our chief executive officer.

The board of directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the board of directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW.

The following table sets forth the nominees to be elected at the annual meeting and continuing directors, the year each such nominee or director was first elected a director, the positions with us currently held by each nominee and director, the year each nominee’s or director’s current term will expire and each nominee’s and director’s current class:

Nominee’s or Director’s Name and		Year Current Term	Current Class
Year First Became a Director	Position(s) with the Company	Will Expire	of Director

Nominees for Class III Directors:
Rodney Brooks, Ph.D.	Chief Technology Officer and Director	2008	III
1990
Andrea Geisser	Director	2008	III
2004
Jacques S. Gansler, Ph.D.	Director	2008	III
2004
Continuing Directors:
Colin Angle	Chief Executive Officer and Director	2009	I
1992
Ronald Chwang, Ph.D.	Director	2009	I
1998
Paul J. Kern, Gen. U.S. Army (ret.)	Director	2009	I
2006
Helen Greiner	Chairman of the Board and Director	2010	II
1994
George McNamee	Director	2010	II
1999
Peter Meekin	Director	2010	II
2003

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the director nominees to be elected at the annual meeting, the directors and the executive officers of the Company, their ages, and the positions currently held by each such person with the Company immediately prior to the annual meeting.

Name	Age	Position

Helen Greiner	40	Chairman of the Board
Colin Angle	40	Chief Executive Officer and Director
Rodney Brooks, Ph.D.	53	Chief Technology Officer and Director
Geoffrey P. Clear	58	Senior Vice President, Chief Financial Officer and Treasurer
Joseph W. Dyer	61	President and General Manager, Government & Industrial
Sandra B. Lawrence	58	President and General Manager, Home Robots
Glen D. Weinstein	37	Senior Vice President, General Counsel and Secretary
Alison Dean	43	Vice President, Financial Controls & Analysis
Ronald Chwang, Ph.D.(1)	60	Director
Jacques S. Gansler, Ph.D.(2)	73	Director
Andrea Geisser(3)	65	Director
George McNamee(1)(2)(3)	61	Director
Peter Meekin(2)(3)	58	Director
Paul J. Kern, Gen. U.S. Army (ret)(1)	62	Director

(1)	Member of compensation committee

(2)	Member of nominating and corporate governance committee

(3)	Member of audit committee

Helen Greiner, a co-founder of iRobot, was named as our president in June 1997 and as a director since July 1994. Since February 2004, Ms. Greiner has been the chairman of the board of directors. Prior to joining iRobot, Ms. Greiner founded California Cybernetics, a company commercializing Jet Propulsion Laboratory technology. She has been honored by Technology Review Magazine as an “Innovator for the Next Century.” Ms. Greiner holds a B.S. in Mechanical Engineering and an M.S. in Computer Science, both from MIT.

Colin Angle, a co-founder of iRobot, has served as our chief executive officer since June 1997 and, prior to that, as our president since November 1992. Mr. Angle has also served as a director since October 1992. Mr. Angle also worked at the National Aeronautical and Space Administration’s Jet Propulsion Laboratory where he participated in the design of the behavior-controlled rovers that led to Sojourner exploring Mars in 1997. Mr. Angle holds a B.S. in Electrical Engineering and an M.S. in Computer Science, both from MIT.

Rodney Brooks, Ph.D., a co-founder of iRobot, has held various positions at iRobot since our inception. Dr. Brooks has served as our chief technology officer since June 1997, and prior to that served as our treasurer and president. Dr. Brooks has served as a director since our inception in August 1990, and from inception until February 2004, as the chairman of the board of directors. Dr. Brooks is the Panasonic Professor of Robotics at MIT. From August 1997 until June 2003, he was the director of the MIT Artificial Intelligence Laboratory. Dr. Brooks is a member of the National Academy of Engineering. Dr. Brooks holds a degree in pure mathematics from the Flinders University of South Australia and a Ph.D. in Computer Science from Stanford University.

Geoffrey P. Clear has served as our chief financial officer since May 2002. Since February 2005, Mr. Clear has served as a senior vice president and, since March 2004, he has also served as our treasurer. Mr. Clear was the site manager for 3M Touch Systems, a subsidiary of 3M Corporation, from February 2001 until April 2002. From February 1992 until January 2001, he was the vice president, finance & administration and chief financial officer of MicroTouch Systems, Inc. Mr. Clear holds a B.A. in Economics and an M.B.A., both from Dartmouth College.

Joseph W. Dyer has served as the president and general manager of our government and industrial robots division since July 2006. Mr. Dyer served as executive vice president and general manager of our government and industrial robots division from September 2003 until July 2006. Prior to joining iRobot, Mr. Dyer served for 32 years in the U.S. Navy. From July 2000 until July 2003, he served as Vice Admiral commanding the Naval Air Systems Command at which he was responsible for research and development, procurement and in-service support for naval aircraft, weapons and sensors. He is an elected fellow in the Society of Experimental Test Pilots and the National Academy of Public Administration. He also chairs NASA’s Aerospace Safety Advisory Panel. Mr. Dyer holds a B.S. in Chemical Engineering from North Carolina State University and an M.S. in Finance from the Naval Postgraduate School, Monterey, California.

Sandra B. Lawrence has served as the president and general manager of our home robots division, since May 2007. Prior to joining iRobot, Ms. Lawrence served as vice president, innovation and growth platforms for the consumer group of companies at Johnson & Johnson, a position which she held from September 2005 until May 2007. From October 2002 to September 2005, she served as vice president, sales and marketing for The Spectacle Lens Group, a division of Johnson & Johnson Vision Care. Prior to joining Johnson & Johnson, Ms. Lawrence served as senior vice president and general manager, instant digital printing group at Polaroid Corporation, a position in which she served from June 2001 to October 2002. Ms. Lawrence has a B.S. in business administration from the University of Maine and an M.B.A. from Northeastern University.

Glen D. Weinstein has served as our general counsel since July 2000. Since February 2005, Mr. Weinstein has also served as a senior vice president, and he served as a vice president from February 2002 to January 2005. Since March 2004, he has also served as our secretary. Prior to joining iRobot, Mr. Weinstein was with Covington & Burling, a law firm in Washington, D.C. Mr. Weinstein holds a B.S. in Mechanical Engineering from MIT and a J.D. from the University of Virginia School of Law.

Alison Dean has served as our vice president, financial controls & analysis and principal accounting officer since March 2007. Ms. Dean served as our vice president, financial planning & analysis from August 2005 until March 2007. From 1995 to August 2005, Ms. Dean served in a number of positions at 3Com Corporation, including vice president and corporate controller from 2004 to 2005 and vice president of finance — worldwide sales from 2003 to 2004. Ms. Dean holds a B.A. in Business Economics from Brown University and an M.B.A. from Boston University.

Ronald Chwang, Ph.D. has served as a director since November 1998. Dr. Chwang is the chairman and president of iD Ventures America, LLC (formerly known as Acer Technology Ventures) under the iD SoftCapital Group, a venture investment and management consulting service group formed in January 2005. From August 1998 until December 2004, Dr. Chwang was the chairman and president of Acer Technology Ventures, LLC, managing high-tech venture investment activities in North America. Dr. Chwang also serves on the board of directors of Silicon Storage Technology, Inc. and a number of other private high tech companies. Dr. Chwang holds a B.Eng. (with honors) in Electrical Engineering from McGill University and a Ph.D. in Electrical Engineering from the University of Southern California.

Jacques S. Gansler, Ph.D. has served as a director since July 2004. Dr. Gansler has been a professor at the University of Maryland, where he leads the school’s Center for Public Policy and Private Enterprise, since January 2001. From November 1997 until January 2001, Dr. Gansler served as the Under Secretary of Defense for Acquisition, Technology and Logistics for the U.S. federal government. Dr. Gansler holds a B.E. in electrical engineering from Yale University, an M.S. in Electrical Engineering from Northeastern University, an M.A. in Political Economy from New School for Social Research, and a Ph.D. in Economics from American University.

Andrea Geisser has served as a director since March 2004. Mr. Geisser is currently a senior advisor to Fenway Partners Resources, a private equity firm, and an investment advisor to Zephyr Management Inc., a global private equity firm. From 1995 to 2005, Mr. Geisser was a managing director of Fenway Partners. Prior to founding Fenway Partners, Mr. Geisser was a managing director of Butler Capital Corporation. Prior to that, he was a managing director of Onex Investment Corporation, a Canadian management buyout company. From 1974 to 1986, he was a senior officer of Exor America. Mr. Geisser has been a board member and audit committee member of several private companies. Mr. Geisser holds a bachelor’s degree from Bocconi University in Milan, Italy and a P.M.D. from Harvard Business School.

George McNamee has served as a director since August 1999. Mr. McNamee is a managing partner of FA Technology Ventures, an information and energy technology venture capital firm. From 1984 to 2007, Mr. McNamee served as chairman of First Albany Companies Inc., a specialty investment banking firm, Mr. McNamee serves as chairman of the board of directors of Plug Power Inc. and is a director of Broadpoint Securities Group, Inc. and several private companies. He is a Trustee of the American Friends of Eton College and the Albany Academies. Mr. McNamee holds a B.A. from Yale University.

Peter Meekin has served as a director since February 2003. Mr. Meekin has been a managing director of Trident Capital, a venture capital firm, since 1998. Prior to joining Trident Capital, he was vice president of venture development at Enterprise Associates, LLC, the venture capital division of IMS Health. Mr. Meekin holds a B.S. in Mathematics from the State University of New York at New Paltz.

Paul J. Kern, Gen. U.S. Army (ret.) has served as a director since May 2006. Mr. Kern has served as a senior counselor to The Cohen Group, an international strategic business consulting firm, since January 2005. From 1963 to 2004, Mr. Kern served in the U.S. Army and, from October 2001 to November 2004, as Commanding General of the U.S. Army Materiel Command. Prior to his command in the U.S. Army Materiel Command, he served as the military deputy to the Assistant Secretary of the Army for Acquisition, Logistics and Technology. He holds a B.S. from the United States Military Academy at West Point, an M.S. in Civil Engineering from the University of Michigan and an M.S. in Mechanical Engineering from the University of Michigan.

Our executive officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of Members of the Board of Directors

The board of directors has determined that Drs. Chwang and Gansler and Messrs. Geisser, McNamee, Meekin and Kern are independent within the meaning of the director independence standards of The NASDAQ Stock Market, Inc., or NASDAQ, and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Furthermore, the board of directors has determined that each member of each of the committees of the board of directors is independent within the meaning of the director independence standards of NASDAQ and the Securities and Exchange Commission.

Executive Sessions of Independent Directors

Executive sessions of the independent directors are held prior to each regularly scheduled in-person meeting of the board of directors. Executive sessions do not include any of our non-independent directors and are chaired by a lead independent director who is appointed annually by the board of directors from our independent directors. Mr. McNamee currently serves as the lead independent director. In this role, Mr. McNamee serves as chairperson of the independent director sessions and assists the board in assuring effective corporate governance. The independent directors of the board of directors met in executive session four (4) times in 2007.

Policies Governing Director Nominations

Director Qualifications

The nominating and corporate governance committee of the board of directors is responsible for reviewing with the board of directors from time to time the appropriate qualities, skills and characteristics desired of members of the board of directors in the context of the needs of the business and current make-up of the board of directors. This assessment includes consideration of the following minimum qualifications that the nominating and corporate governance committee believes must be met by all directors:

•	nominees must have experience at a strategic or policy making level in a business, government, non-profit or academic organization of high standing;

•	nominees must be highly accomplished in his or her respective field, with superior credentials and recognition;

•	nominees must be well regarded in the community and shall have a long-term reputation for the highest ethical and moral standards;

•	nominees must have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve;

•	nominees must be free of conflicts of interest and potential conflicts of interest, in particular with relationships with other boards; and

•	nominees must, to the extent such nominee serves or has previously served on other boards, demonstrate a history of actively contributing at board meetings.

The board of directors seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important us and our corporate mission. In addition, nominees for director are selected to have complementary, rather than overlapping, skill sets. All candidates for director nominee must have time available to devote to the activities of the board of directors. The nominating and corporate governance committee also considers the independence of candidates for director nominee, including the appearance of any conflict in serving as a director. Candidates for director nominee who do not meet all of these criteria may still be considered for nomination to the board of directors, if the nominating and corporate governance committee believes that the candidate will make an exceptional contribution to us and our stockholders.

Process for Identifying and Evaluating Director Nominees

The board of directors is responsible for selecting its own members. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominee in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be helpful in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors’ approval as director nominees for election to the board of directors. The nominating and corporate governance committee also recommends candidates to the board of directors for appointment to the committees of the board of directors.

Procedures for Recommendation of Director Nominees by Stockholders

The nominating and corporate governance committee will consider director nominee candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the nominating and corporate governance committee for director nominee candidates, shall follow the following procedures:

The nominating and corporate governance committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting.

All recommendations for nomination must be in writing and include the following:

•	Name and address of the stockholder making the recommendation, as they appear on our books and records, and of such record holder’s beneficial owner;

•	Number of shares of our capital stock that are owned beneficially and held of record by such stockholder and such beneficial owner;

•	Name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the individual recommended for consideration as a director nominee;

•	All other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the board of directors and elected; and

•	A written statement from the stockholder making the recommendation stating why such recommended candidate meets our criteria and would be able to fulfill the duties of a director.

Nominations must be sent to the attention of our secretary by U.S. mail (including courier or expedited delivery service) to:

iRobot Corporation
8 Crosby Drive
Bedford, Massachusetts 01730
Attn: Secretary of iRobot Corporation

Our secretary will promptly forward any such nominations to the nominating and corporate governance committee. Once the nominating and corporate governance committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the board of directors.

Policy Governing Security Holder Communications with the Board of Directors

The board of directors provides to every security holder the ability to communicate with the board of directors as a whole and with individual directors on the board of directors through an established process for security holder communication as follows:

For communications directed to the board of directors as a whole, security holders may send such communications to the attention of the chairman of the board of directors by U.S. mail (including courier or expedited delivery service) to:

iRobot Corporation
8 Crosby Drive
Bedford, Massachusetts 01730
Attn: Chairman of the Board of Directors, c/o Secretary

For security holder communications directed to an individual director in his or her capacity as a member of the board of directors, security holders may send such communications to the attention of the individual director by U.S. mail (including courier or expedited delivery service) to:

iRobot Corporation
8 Crosby Drive
Bedford, Massachusetts 01730
Attn: [Name of the director], c/o Secretary

We will forward any such security holder communication to the chairman of the board of directors, as a representative of the board of directors, or to the director to whom the communication is addressed, on a periodic basis. We will forward such communications by certified U.S. mail to an address specified by each director and the chairman of the board of directors for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual Meetings of Stockholders

Our policy is to schedule a regular meeting of the board of directors on the same date as our annual meeting of stockholders and, accordingly, directors are encouraged to be present at our stockholder meetings. All nine (9) board members attended the annual meeting of stockholders held in 2007.

Board of Directors Evaluation Program

The board of directors performs annual self-evaluations of its composition and performance, including evaluations of its standing committees and individual evaluations for each director. In addition, each of the standing committees of the board of directors conducts it own self-evaluation, which is reported to the board of directors. The board of directors retains the authority to engage its own advisors and consultants.

For more corporate governance information, you are invited to access the Corporate Governance section of our website available at http://www.irobot.com.

Code of Ethics

We have adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act, that applies to all of our directors and employees worldwide, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. A current copy of the Code of Business Conduct and Ethics is available at the Corporate Governance section of our website at http://www.irobot.com. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from us upon a request directed to: iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Investor Relations. We intend to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on its website available at http://www.irobot.com and/or in our public filings with the Securities and Exchange Commission.

For more corporate governance information, you are invited to access the Corporate Governance section of our website available at http://www.irobot.com.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

The board of directors met eight (8) times during the fiscal year ended December 29, 2007, and took action by unanimous written consent two (2) times. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings of all committees of the board of directors on which they served during fiscal 2007. The board of directors has the following standing committees: audit committee; compensation committee; and nominating and corporate governance committee, each of which operates pursuant to a separate charter that has been approved by the board of directors. A current copy of each charter is available at http://www.irobot.com. Each committee reviews the appropriateness of its charter at least annually. Each committee retains the authority to engage its own advisors and consultants. The composition and responsibilities of each committee are summarized below.

Audit Committee

The audit committee of the board of directors currently consists of Messrs. Geisser, McNamee and Meekin, each of whom is an independent director within the meaning of the director independence standards of NASDAQ and the Securities and Exchange Commission, or SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Mr. Geisser serves as the chairman of the audit committee. In addition, the board of directors has determined that Mr. Geisser is financially literate and that Mr. Geisser qualifies as an “audit committee financial expert” under the rules of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Geisser’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Geisser any duties, obligations or liability that are greater than are generally imposed on him as a member of the audit committee and the board of directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the audit committee or the board of directors.

The audit committee met eight (8) times during the fiscal year ended December 29, 2007. The audit committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.irobot.com.

As described more fully in its charter, the audit committee oversees our accounting and financial reporting processes, internal controls and audit functions. In fulfilling its role, the audit committee responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns; and

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement.

Compensation Committee

The compensation committee of the board of directors currently consists of Mr. McNamee, Gen. Kern, and Dr. Chwang, each of whom is an independent director within the meaning of the director independence standards of NASDAQ, a non-employee director as defined in Rule 16b-3 of the Exchange Act, and an outside director pursuant to Rule 162(m) of the Internal Revenue Code. Mr. McNamee serves as the chairman of the compensation committee. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

•	overseeing and administering our compensation, welfare, benefit and pension plans and similar plans; and

•	reviewing and making recommendations to the board with respect to director compensation.

The compensation committee met four (4) times and took action by unanimous written consent twelve (12) times during the fiscal year ended December 29, 2007. The compensation committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.irobot.com.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of the board of directors currently consists of Dr. Gansler, and Messrs. Meekin and McNamee, each of whom is an independent director within the meaning of the director independence standards of NASDAQ and applicable rules of the SEC. Dr. Gansler serves as the chairman of the nominating and corporate governance committee. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board criteria for board and committee membership;

•	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of the board and management.

The nominating and corporate governance committee met four (4) times during the fiscal year ended December 29, 2007. The nominating and corporate governance committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.irobot.com.

Compensation Committee Interlocks and Insider Participation

During 2007, Dr. Chwang, Gen. Kern and Mr. McNamee served as members of the compensation committee. No member of the compensation committee was an employee or former employee of us or any of our subsidiaries, or had any relationship with us requiring disclosure herein.

During the last year, no executive officer of the Company served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (ii) a director of another entity, one of whose executive officers served on our compensation committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the board of directors. The audit committee currently consists of Messrs. Geisser (chairman), McNamee and Meekin. None of the members of the audit committee is an officer or employee of the Company, and the board of directors has determined that each member of the audit committee meets the independence requirements promulgated by NASDAQ and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Exchange Act. Mr. Geisser is an “audit committee financial expert” as is currently defined under SEC rules. The audit committee operates under a written charter adopted by the board of directors.

The audit committee oversees the Company’s accounting and financial reporting processes on behalf of the board of directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed with management the Company’s consolidated financial statements for the fiscal year ended December 29, 2007, including a discussion of, among other things, the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the Company’s financial statements.

The audit committee also reviewed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the results of their audit and discussed matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect, other standards of the Public Company Accounting Oversight Board, rules of the Securities and Exchange Commission and other applicable regulations. The audit committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with PricewaterhouseCoopers LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has considered and discussed the compatibility of non-audit services provided by PricewaterhouseCoopers LLP with that firm’s independence.

The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

Based on its review of the financial statements and the aforementioned discussions, the audit committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2007.

The audit committee has also evaluated the performance of PricewaterhouseCoopers LLP, including, among other things, the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services in 2007. Information about PricewaterhouseCoopers LLP’s fees for 2007 is discussed below in this proxy statement under “Proposal II — Ratification of Appointment of Independent Registered Public Accountants.” Based on its evaluation, the audit committee has recommended that the Company retain PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the 2008 fiscal year.

Respectfully submitted by the Audit Committee,

Andrea Geisser (chairman)
George McNamee
Peter Meekin

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee of the board of directors, which is comprised solely of independent directors within the meaning of applicable rules of The NASDAQ Stock Market, Inc., outside directors within the meaning of Section 162 of the Internal Revenue Code of 1986, as amended, and non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, is responsible for developing executive compensation policies and advising the board of directors with respect to such policies and administering the company’s cash incentive, stock option and employee stock purchase plans. The compensation committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the compensation committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The compensation committee assesses the information it receives in accordance with its business judgment. The compensation committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the compensation committee and recommended to the full board for ratification. George McNamee, Paul Kern and Ronald Chwang are the current members of the compensation committee.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 29, 2007 with management. In reliance on the reviews and discussions referred to above, the compensation committee recommended to the board of directors, and the board of directors has approved, that the CD&A be included in the proxy statement for the year ended December 29, 2007 for filing with the SEC.

Respectfully submitted by the
Compensation Committee,

George McNamee (chairman)
Paul Kern
Ronald Chwang

COMPENSATION AND OTHER INFORMATION
CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion & Analysis

Overview

Our compensation philosophy is based on a desire to balance retention of executive talent with pay for performance-based incentive compensation, which is designed to reward our named executive officers for continued service and our sustained financial and operating performance. We believe that the compensation of our named executive officers should align our executives’ interests with those of our stockholders and focus executive behavior on the achievement of both near-term corporate targets as well as long-term business objectives and strategies. It is the responsibility of the compensation committee of our board of directors to administer our compensation practices to ensure that they are competitive and include incentives that are designed to appropriately drive our performance, including our revenue and earnings growth. Our compensation committee reviews and approves all of our executive compensation policies, including executive officer salaries, bonuses and equity awards.

Objectives of Our Compensation Programs

Our compensation programs for our executive officers are designed to achieve the following objectives:

•	to provide competitive compensation that attracts, motivates and retains the best talent and the highest caliber executives to serve us and help us to achieve our strategic objectives;

•	to align management’s interest with our success;

•	to connect a significant portion of the total potential cash compensation paid to executives to our annual financial performance or the division, region or segment of our business for which an executive has management responsibility by basing cash incentive compensation on corresponding financial targets;

•	to align management’s interest with the interests of stockholders through long-term equity incentives; and

•	to provide management with performance goals that are directly linked to our annual plan for growth and profit.

We believe that the compensation of our named executive officers should reflect their success as a management team, rather than as individuals, in attaining key operating objectives — such as revenue growth and gross profit improvement — as well as longer-term strategic objectives — such as invention and product development.

We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the company by our named executive officers. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs.

Methodologies for Establishing Executive Compensation

The compensation committee, which is comprised entirely of independent directors, reviews the compensation packages for our named executive officers, including an analysis of all elements of compensation separately and in the aggregate. In determining the appropriate compensation levels for our chief executive officer, the compensation committee meets outside the presence of all our executive officers. With respect to the compensation levels of all other named executive officers, the compensation committee meets outside the presence of all executive officers except our chief executive officer and our chairman. Mr. Angle, our chief executive officer, annually reviews each other named executive officer’s performance with the compensation committee.

With the input of our human resources department and compensation consultants, the chief executive officer makes recommendations to the compensation committee regarding base salary levels, target incentive awards, performance goals for incentive compensation and equity awards for named executive officers, other than Mr. Angle. In conjunction with the annual performance review of each named executive officer in January of each year, the compensation committee carefully considers the recommendations of the chief executive officer when making decisions on setting base salary, bonus payments under the prior year’s incentive compensation plan, target amounts and performance goals for the current year’s incentive compensation plan, and any other special adjustments or bonuses. In addition, the compensation committee similarly determines equity incentive awards, if any, for each named executive officer.

Our compensation plans are developed, in part, by utilizing publicly available compensation data and subscription compensation survey data for national and regional companies in the technology, defense, household durables and robotics industries. We believe that the practices of this group of companies provide us with appropriate compensation benchmarks, because these companies have similar organizational structures and tend to compete with us to attract executives and other employees. For benchmarking executive compensation, we typically review the compensation data we have collected from the complete group of companies, as well as a subset of the data from companies with revenues, numbers of employees and market capitalizations similar to our profile.

With respect to 2007 base salary and cash incentive compensation, we reviewed companies with similar-sized revenues of greater than $85 million and less than $350 million and market capitalizations of between $240 million to $1.2 billion, in particular Argon ST, Inc., Cognex Corporation, Directed Electronics, Inc., Dolby Laboratories. Inc., DTS, Inc., Faro Technologies, Inc., GSI Group, Inc., II-VI Inc., L-1 Identity Solutions, Inc., LoJack Corporation, Newport Corporation, Orbital Sciences Corporation, Syntax-Brillian Corporation, United Industrial Corporation and Universal Electronics Inc. The compensation committee had also engaged a consultant, Watson Wyatt Worldwide, to help us evaluate peer companies for cash compensation purposes and to help us analyze applicable compensation data and to help us determine appropriate compensation levels for our named executive officers.

With respect to 2007 long-term incentives, we reviewed companies with similar-sized revenues of greater than $100 million and less than $400 million, focusing on U.S.-based public companies in the consumer electronics and defense industries. These peer companies include Cobra Electronics Corporation, Directed Electronics, Inc., Genesis Microchip, Incorporated, LoJack Corporation, Mad Catz Interactive, Inc., Rockford Corporation, Syntax-Brillian Corporation, TiVo Inc., Universal Electronics Inc., AeroVironment, Inc., Argon ST, Inc., Axsys Techonologies, Inc., Ducommun Incorporated, Force Protection, Inc. HEICO Corporation, Herley Industries, Inc., Integral Systems, Inc. and Sparton Corporation. The compensation committee had also engaged a consultant, DolmatConnell & Partners, to help us evaluate peer companies for long-term incentive compensation purposes and to help us analyze applicable compensation data and to help us determine appropriate long-term compensation levels for our named executive officers.

We will annually reassess the relevance of our peer group and make changes when judged appropriate. We believe that the use of benchmarking is an important factor in remaining competitive with our peers and furthering our objective of attracting, motivating and retaining highly qualified personnel.

The compensation committee reviews all components of compensation for named executive officers. In accordance with its charter, the compensation committee also, among other responsibilities, administers our incentive compensation plan, and reviews and makes recommendations to management on company-wide compensation programs and practices. In setting compensation levels for our executive officers in fiscal 2007, the compensation committee considered many factors in addition to benchmarking described above, including, but not limited to:

•	the scope and strategic impact of the executive officer’s responsibilities;

•	our past business and segment performance and future expectations;

•	our long-term goals and strategies;

•	the performance and experience of each individual;

•	past salary levels of each individual and of the named executive officers as a group;

•	relative levels of pay among the executive officers;

•	the amount of base salary in the context of the executive officer’s total compensation and other benefits;

•	for each named executive officer, other than the chief executive officer, the evaluations and recommendations of the chief executive officer, and

•	the competitiveness of the compensation packages relative to the selected benchmarks as highlighted by the independent compensation consultant’s analysis.

The compensation committee determines compensation for our chief executive officer using the same factors it uses for other executive officers, placing relatively less emphasis on base salary, and instead, creating greater performance-based opportunities through long-term equity and short term cash incentive compensation, which we believe better aligns our chief executive officer’s interests with our success and the interests of our stockholders. In assessing the compensation paid to our chief executive officer, the compensation committee relies on both information from our selected benchmarks and its judgment with respect to the factors described above.

Elements of Compensation

Our executive compensation program consists of three primary elements: salary, long-term equity interest, primarily in the form of stock options and restricted stock awards, and an annual cash incentive program based on both corporate and, if appropriate, divisional performance. All of our executive officers also are eligible for certain benefits offered to employees generally, including life, health, disability and dental insurance, as well as to participate in our 401(k) plan. We also enter into executive agreements with our executive officers that provide for certain severance benefits upon termination of employment following a change in control of the Company.

Annual Cash Compensation

Base Salary.  The compensation committee believes that our executive officers, including our chief executive officer, are paid salaries in line with their qualifications, experience and responsibilities. Salaries are structured so that they are at least comparable with salaries paid by the peer companies reviewed by the compensation committee in the technology and robotics industry. We target base salaries for each of our executives at the market median (50th percentile) in the technology and robotics industry and also take into consideration many additional factors that we believe enable us to attract, motivate and retain our leadership team in an extremely competitive environment. Salaries are reviewed generally on an annual basis.

Fiscal year 2006 was a year of continued progress and achievements across a number of areas important to strengthening the foundation for our future growth and long-term success. Under Mr. Angle’s leadership, we improved our results of operations. As a result, in 2007 Mr. Angle received salary compensation of $324,820. The increase in Mr. Angle’s annual salary from $287,499 in 2006 to $330,625 was based on the compensation committee’s consideration of the factors described above. Additionally, the decision to increase Mr. Angle’s base salary was based on the compensation committee’s assessment that Mr. Angle’s 2006 salary was below the market median salary for chief executive officers whose companies were included in the selected benchmarks and that it would be appropriate to move towards more closely aligning Mr. Angle’s salary with the 50th percentile of such benchmarks.

Fiscal 2007 base salaries for our executive officers, other than Mr. Angle, were determined by the compensation committee after considering the base salary level of the executive officers in prior years and taking into account for each executive officer the amount of base salary as a component of total compensation. Base salary levels for each of our executive officers, other than our chief executive officer, were also based upon evaluations and recommendations made by our chief executive officer. These recommendations include an assessment of the individual’s responsibilities, experience, individual performance and contribution to our performance, and also generally take into account the competitive environment for attracting and retaining executives consistent with our business needs.

In light of the considerations discussed above, for fiscal year 2007, the annual base salaries of our chief executive officer, chief financial officer, chairman, president, home robots and president, government & industrial robots, were $330,625, $267,500, $330,625, $320,000 and $303,264, respectively. We believe that the base salaries paid to our executive officers during our fiscal year 2007 achieve our executive compensation objectives, compare favorably to our peer group and, in light of our overall compensation program, are within our target of providing total compensation at the market median.

Cash Incentive Compensation.  The compensation committee believes that some portion of overall cash compensation for executive officers should be “at risk,” i.e., contingent upon successful implementation of our strategy. For our named executive officers, including our chief executive officer, the granting of cash incentive payments is based on an evaluation of achievement against predetermined financial and operational metrics in accordance with our Senior Executive Incentive Compensation Plan that was adopted by the compensation committee. Target cash incentives for named executive officers are generally targeted at the 50th percentile of similar cash incentives provided to officers in peer companies reviewed by the compensation committee in the technology and robotics industries. The amount of cash incentives paid to the named executive officers, however, is subject to the discretion of the compensation committee based on its assessment of our performance in general or the achievement of specific goals.

For fiscal 2007, the target bonus awards under our Senior Executive Incentive Compensation Plan for each of our named executive officers, as a percentage of base salary, were 85% for our chief executive officer and chairman, 65% for the president of our Government & Industrial Robots division, 50% for the president of our Home Robots division and 40% for our chief financial officer. This target payout amount was set at levels the compensation committee determined were appropriate in order to achieve our objective of retaining those executives who perform at or above the levels necessary for us to achieve our business plan, which, among other things, involved growing our company in a cost-effective way.

We designed our Senior Executive Incentive Compensation Plan to focus our executives on achieving key corporate financial objectives, and to reward substantial achievement of these company financial objectives. The performance goals and cash incentive payment criteria established by the compensation committee under our 2007 Incentive Compensation Plan were designed to require significant effort and operational success on the part of us and our named executive officers for achievement.

For each executive officer, except Ms. Lawrence, 100% of his or her target bonus in 2007 was tied to a company-wide revenue threshold. We had to achieve minimum revenue of approximately $225 million for any portion of the bonus to be accrued, with bonus accrual increasing ratably until we achieve revenue of approximately $238 million, at which 100% of the target bonus would have been accrued; provided, however, that the payment of such bonus was conditioned on our pre-tax net income for fiscal 2007 remaining above a pre-determined threshold of $3 million. The compensation committee chose revenue achievement as a primary determinant of cash incentive compensation because it believed that, as a “growth company,” we should reward significant revenue growth. The compensation committee conditioned the payment of cash incentive compensation on the achievement of a minimum level of pre-tax net income because it believed that we must balance our high growth with a disciplined increase in profitability designed to allow us to achieve our more long-term financial goals. We achieved our revenue threshold for 2007, but because we did not achieve the minimum level of pre-tax net income, the executive officers, except Ms. Lawrence, did not earn any of his or her target bonus. Because Ms. Lawrence joined us in May 2007, after a substantial portion of the year had passed, and in accordance with the terms of her employment offer letter, the compensation committee provided that her cash incentive compensation would be paid at 100% of her threshold bonus amount.

Long-Term Incentives

Executive officers (and other employees) are eligible to receive restricted stock, stock option grants and other stock awards that are intended to promote success by aligning employee financial interests with long-

term shareholder value. These stock-based incentives are based on various factors primarily relating to the responsibilities of the individual officer or employee, their past performance, anticipated future contributions and prior option grants. In general, our compensation committee bases its decisions to grant stock-based incentives on recommendations of management and the compensation committee’s analysis of peer group compensation information, with the intention of keeping the executives’ overall compensation, including the equity component of that compensation, at a competitive level with the comparator companies reviewed by the committee in the technology and robotics industries. Our compensation committee also considers the number of shares of common stock outstanding, the number of shares of common stock authorized for issuance under its equity compensation plans, the number of options and shares held by the executive officer for whom an award is being considered and the other elements of the officer’s compensation, as well as our compensation objectives and policies described above. During fiscal year 2007, stock options and restricted stock awards were granted to our named executive officers. As with the determination of base salaries and short term incentive payments, the compensation committee exercises subjective judgment and discretion in view of the above criteria.

Other Compensation

We also have various broad-based employee benefit plans. Our executive officers participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. We offer a 401(k) plan, which allows our employees to invest in a wide array of funds on a pre-tax basis. We do not provide pension arrangements or post-retirement health coverage for our named executive officers or other employees. We also maintain insurance and other benefit plans for our employees. Executive officers receive higher life, accidental death and dismemberment and disability insurance benefits than other employees. In addition, one executive officer receives amounts allocable to use of our corporate apartment. We also enter into executive agreements with our executive officers providing for certain severance benefits that may be triggered as a result of the termination of such officer’s employment under certain circumstances. We offer no perquisites, other than the use of our corporate apartment, that are not otherwise available to all of our employees.

Executive Agreements

We entered into executive agreements with each of our executive officers. The executive agreements provide for severance payments equal to 50% of such officer’s annual base salary, as well as certain continued health benefits, in the event that we terminate his or her employment other than for cause. In addition, these executive agreements provide that if we experience a change in control and the employment of such officer is terminated without cause, or if such officer terminates his or her employment for certain reasons including a substantial reduction in salary or bonus or geographic movement during the one-year period following the change in control, then all unvested stock options held by such officer become fully-vested and immediately exercisable and such officer is entitled to severance payments equal to 100% of his or her annual base salary and 50% of such officer’s annual bonus, as well as certain continued health benefits. The agreements also provide that all options granted to each officer will have their vesting accelerated by 25% upon a change in control. It was the belief of the compensation committee that these provisions were consistent with executive severance arrangements that are customary for public companies at our stage of development and were necessary in order to hire and/or retain the executives.

From time to time, the Company’s executive officers enter into stock restriction agreements upon the exercise of their option grants.

We have entered into indemnification agreements with each of our executive officers and directors, providing for indemnification against expenses and liabilities reasonably incurred in connection with their service for us on our behalf.

On December 30, 2002, we entered into an independent contractor agreement with Dr. Rodney Brooks, which shall continue until terminated by either party upon 60 days’ written notice. If we terminate the agreement, Dr. Brooks will be entitled to twelve months severance.

Tax Deductibility of Executive Compensation

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, we cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. We have considered the limitations on deductions imposed by Section 162(m) of the Code and it is our present intention, for so long as it is consistent with our overall compensation objective, to structure executive compensation to minimize application of the deduction limitations of Section 162(m) of the Code.

Executive Compensation Summary

The following table sets forth summary compensation information for the Company’s chief executive officer, chief financial officer and the three other most highly compensated executive officers:

SUMMARY COMPENSATION TABLE

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)	($)(2)(3)	($)

Colin Angle	2007	324,820	30,691	25,944	0	6,750	388,205
Chief Executive Officer and Director	2006	281,731	17,935	—	105,081	6,600	411,347
Helen Greiner	2007	324,820	30,691	25,944	0	6,750	388,205
Chairman of the Board	2006	282,749	17,935	—	105,081	6,600	412,365
Geoffrey P. Clear	2007	265,144	13,218	20,089	0	6,750	305,201
Senior Vice President, Chief Financial Officer and Treasurer	2006	248,461	6,042	5,136	42,999	6,600	309,238
Joseph W. Dyer	2007	300,240	18,285	16,215	0	6,750	341,490
President and General Manager Government & Industrial	2006	277,600	10,313	—	155,142	6,600	449,655
Sandra B. Lawrence(4)	2007	203,082	—	304,032	98,464	—	605,578
President and General Manager Home Robots

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 29, 2007 and December 30, 2006, as appropriate, in accordance with SFAS No. 123(R) and, accordingly, includes amounts from options granted prior to 2007. See the information appearing in note 2 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 for certain assumptions made in the valuation of stock and option awards.

(2)	Excludes medical, group life insurance and certain other benefits received by the named executive officers that are available generally to all of our salaried employees and certain prerequisites and other personal benefits received by the named executive officers which do not exceed $10,000.

(3)	Represents 401(k) matching contributions.

(4)	Ms. Lawrence joined as President and General Manager, iRobot Home Robots on May 14, 2007.

Grants of Plan-Based Awards in 2007

The following table sets forth, for each of the named executive officers, information about grants of plan-based awards during 2007.

GRANTS OF PLAN-BASED AWARDS — 2007

					All Other	All Other
					Stock	Option		Grant
					Awards:	Awards:	Exercise	Date Fair
		Estimated Possible Payouts Under			Number	Number of	or Base	Value of
		Non-Equity Incentive Plan			of Shares	Securities	Price of	Stock and
		Awards(1)			of Stock	Underlying	Option	Option
		Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)(2)	(#)(2)	($/Sh)	($)

Colin Angle	—	—	281,032	351,290	—	—	—	—
	5/25/2007	—	—	—	5,333	—	16.03	85,488
	5/25/2007	—	—	—	—	21,333	16.03	173,870
Helen Greiner	—	—	281,032	351,290	—	—	—	—
	5/25/2007	—	—	—	5,333	—	16.03	85,488
	5/25/2007	—	—	—	—	21,333	16.03	173,870
Geoffrey P. Clear	—	—	107,000	133,750	—	—		—
	5/25/2007	—	—	—	3,000		16.03	48,090
	5/25/2007	—	—	—	—	12,000	16.03	97,804
Joseph W. Dyer	—	—	197,122	246,403	—	—	—	—
	5/25/2007	—	—	—	3,333	—	16.03	53,428
	5/25/2007	—	—	—	—	13,333	16.03	108,668
Sandra B. Lawrence	—	98,464	160,000	200,000	—	—	—	—
	5/25/2007	—	—	—	—	250,000	16.03	2,037,575

(1)	This reflects the threshold, target and maximum incentive cash payout levels established under our 2007 Senior Executive Incentive Compensation Plan.

(2)	All stock awards and option awards were made pursuant to our 2005 Stock Option and Incentive Plan.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

The compensation paid to the named executive officers includes salary, cash incentive compensation and equity incentive compensation. In addition, each named executive officer is eligible to receive contributions to his or her 401(k) plan under our matching contribution program.

Executive Agreements

We have entered into executive agreements with each of our executive officers. The executive agreements provide for severance payments equal to 50% of such officer’s annual base salary, as well as certain continued health benefits, in the event that we terminate his or her employment other than for cause. In addition, these executive agreements provide that if we experience a change in control and the employment of such officer is terminated without cause, or if such officer terminates his or her employment for certain reasons including a substantial reduction in salary or bonus or geographic movement during the one-year period following the change in control, then all unvested stock options held by such officer become fully-vested and immediately exercisable and such officer is entitled to severance payments equal to 100% of his or her annual base salary and 50% of such officer’s annual bonus, as well as certain continued health benefits. The agreements also provide that all options granted to each officer will have their vesting accelerated by 25% upon a change in control

In 2007, salary was approximately 83.7%, 83.7%, 86.9%, 87.9% and 33.5% of the total compensation for Mr. Angle, Ms. Greiner, Messrs. Clear and Dyer and Ms. Lawrence, respectively. In 2006, salary was approximately 68.5%, 68.6%, 80.3% and 61.7% of the total compensation for Mr. Angle, Ms. Greiner and Messrs. Clear and Dyer, respectively.

Cash Incentive Compensation

Our named executive officers are eligible to participate in our Senior Executive Incentive Compensation Plan. Pursuant to this plan, we award our named executive officers cash incentive payments based on an evaluation of the achievement against predetermined measurable financial and operational metrics in accordance with the terms of the plan as adopted by the compensation committee. Target cash incentives for named executive officers are generally targeted at the 50th percentile of similar cash incentives provided to officers in peer companies reviewed by the compensation committee in the technology and robotics industries.

For each executive officer, except Ms. Lawrence, 100% of his or her target bonus in 2007 was tied to a company-wide revenue threshold. We had to achieve minimum revenue of approximately $225 million for any portion of the bonus to be accrued, with bonus accrual increasing ratably until we achieve revenue of approximately $238 million, at which 100% of the target bonus would have been accrued; provided, however, that the payment of such bonus was conditioned on our pre-tax net income for fiscal 2007 remaining above a pre-determined threshold of $3 million. We achieved our revenue threshold for 2007, but because we did not achieve the minimum level of pre-tax net income, the executive officers, except Ms. Lawrence, did not earn any of his or her target bonus. Because Ms. Lawrence joined us in May 2007, after a substantial portion of the year had passed, the compensation committee provided that her cash incentive compensation would be paid at 100% of her threshold, which was approximately 16.3% of her total compensation.

For 2006, non-equity incentive compensation was approximately 25.5%, 25.5%, 13.9% and 34.5% of the total compensation for Mr. Angle, Ms. Greiner and Messrs. Clear and Dyer, respectively.

Equity Incentive Compensation

Executive officers are eligible to receive restricted stock, stock option grants and other stock awards. These stock-based incentives are based on various factors primarily relating to the responsibilities of the individual officer or employee, their past performance, anticipated future contributions and prior option grants. In general, our compensation committee bases its decisions to grant stock-based incentives on recommendations of management and the compensation committee’s analysis of peer group compensation information, with the intention of keeping the executives’ overall compensation, including the equity component of that compensation, at a competitive level with the comparator companies reviewed by the committee in the technology and robotics industries. Our compensation committee also considers the number of shares of common stock outstanding, the number of shares of common stock authorized for issuance under its equity compensation plans, the number of options and shares held by the executive officer for whom an award is being considered and the other elements of the officer’s compensation, as well as our compensation objectives and policies described above. In 2007, stock options and restricted stock awards were granted to our named executive officers, as noted in the “Grants of Plan-Based Awards- 2007” table above. There were no stock options or restricted stock awards granted to our named executive officers in 2006.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth, for each of the named executive officers, information about unexercised options that were held as of December 29, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END — 2007

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of	Market Value of
	Underlying	Underlying				Shares or	Shares or
	Unexercised	Unexercised		Option		Units of Stock	Units of Stock
	Options	Options		Exercise	Option	That Have	That Have
	(#)	(#)		Price	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)	($)

Colin Angle	0	21,333	(1)	16.03	5/25/2014	11,807 (1)	212,998
Helen Greiner	0	21,333	(2)	16.03	5/25/2014	11,807 (2)	212,998
Geoffrey P. Clear	46,440	0		0.55	12/19/2012	—	—
	6,000	6,000	(3)	4.96	02/08/2015	—	—
	0	12,000	(4)	16.03	05/25/2014	5,181 (4)	93,465
Joseph W. Dyer	113,839	0		2.33	2/18/2014	—	—
	32,082	0		2.33	2/18/2014	—	—
	20,328	48,000	(5)	2.78	09/17/2014	—	—
	0	13,333	(6)	16.03	05/25/2014	7,056 (6)	127,290
Sandra B. Lawrence	0	250,000	(7)	16.03	05/25/2014	—	—

(1)	Mr. Angle’s stock option grant vests over a four-year period, at a rate of twenty-five percent (25%) on the first anniversary of the grant, and quarterly thereafter. Mr. Angle’s restricted stock award vests over a four-year period, at a rate of twenty-five percent (25%) on each anniversary of the grant.

(2)	Ms. Greiner’s stock option grant vests over a four-year period, at a rate of twenty-five percent (25%) on the first anniversary of the grant, and quarterly thereafter. Ms. Greiner’s restricted stock award vests over a four-year period, at a rate of twenty-five percent (25%) on each anniversary of the grant.

(3)	Mr. Clear’s stock option grant vests over a five-year period, at a rate of twenty percent (20%) on the first anniversary of the grant, and annually thereafter.

(4)	Mr. Clear’s stock option grant vests over a four-year period, at a rate of twenty-five percent (25%) on the first anniversary of the grant, and quarterly thereafter. Mr. Clear’s restricted stock award vests over a four-year period, at a rate of twenty-five percent (25%) on each anniversary of the grant.

(5)	Mr. Dyer’s stock option grant vests over a five-year period, at a rate of twenty percent (20%) on the first anniversary of the grant, and annually thereafter.

(6)	Mr. Dyers’ stock option grant vests over a four-year period, at a rate of twenty-five percent (25%) on the first anniversary of the grant, and quarterly thereafter. Mr. Dyers’ restricted stock award vests over a four-year period, at a rate of twenty-five percent (25%) on each anniversary of the grant.

(7)	Ms. Lawrence’s stock option grant vests over a four-year period, at a rate of twenty-five percent (25%) on the first anniversary of the grant, and quarterly thereafter.

Option Exercises and Stock Vested

The following table sets forth, for each of the named executive officers, information with respect to the exercise of stock options during the year ended December 29, 2007, and the year-end value of unexercised options.

OPTION EXERCISES AND STOCK VESTED — 2007

	Option Awards		Stock Awards
	Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise(#)	Exercise($)(1)	Vesting(#)	Vesting($)

Colin Angle	347,710	5,003,477	6,475	91,233
Helen Greiner	—	—	6,475	91,233
Geoffrey P. Clear	—	—	2,181	30,730
Joseph W. Dyer	112,145	2,116,152	3,723	52,457
Sandra B. Lawrence	—	—	—	—

(1)	Amounts disclosed in this column were calculated based on the difference between the fair market value of the Company’s common stock on the date of exercise and the exercise price of the options in accordance with regulations promulgated under the Exchange Act.

Potential Benefits Upon Termination or Change in Control

Severance and Change in Control Arrangements in General

The executive agreements described under “Transactions with Our Executive Officers and Directors” below provide that, upon termination of the executive officer’s employment without cause, the executive officer is entitled to severance payments equal to 50% of the executive officer’s base salary, continued health plan premium payments for up to six months, and any unpaid compensation, benefits or unused vacation accrued. The executive agreements also provide that, upon an involuntary termination upon a change in control, or upon a resignation for good reason upon a change in control, the executive officer is entitled to 100% of the executive officer’s base salary, 50% of the executive officer’s target bonus, incentive, performance, profit-sharing or any other similar arrangement, continued health plan premium payments for up to one year, full vesting of all unvested stock, stock options, awards and rights, and any unpaid compensation, benefits or unused vacation accrued. In addition, upon a change in control, the executive agreements provide for the vesting of 25% of all unvested stock, option, awards and purchase rights granted to the executive officer.

Cash Payments and/or Acceleration of Vesting Following Certain Termination Events

Assuming the employment of our named executive officers was terminated involuntarily and without cause (not in connection with a change in control) on December 29, 2007, our named executive officers would be entitled to cash payments in the amounts set forth opposite their names in the below tables, subject to any deferrals required under Section 409A of the Internal Revenue Code of 1986, as amended.

		Continuation of
	Base	Health Plan Premium	Accrued
	Salary	Payments	Vacation Pay	Total
Name	($)	($)	($)	($)

Colin Angle	165,313	8,240	22,595	196,148
Helen Greiner	165,313	2,747	25,432	193,492
Geoffrey P. Clear	133,750	5,551	20,578	159,879
Joseph W. Dyer	151,632	242	22,060	173,934
Sandra B. Lawrence	160,000	8,240	—	168,240

Assuming the employment of our named executive officers was terminated involuntarily and without cause, or such officers resigned with good reason, during the one-year period following a change in control on

December 29, 2007, our named executive officers would be entitled to cash payments in the amounts set forth opposite their names in the below table, subject to any deferrals required under Section 409A of the Internal Revenue Code of 1986, as amended, and acceleration of vesting as set forth in the below table. The following table provides the market value (that is, the value based upon our stock price on December 29, 2007, minus the exercise price) of stock options that would become exercisable or vested as a result of these acceleration events as of December 29, 2007.

					Market	Market
			Continuation of	Accrued	Value of	Value of
	Base		Health Plan Premium	Vacation	Stock	Restricted
	Salary	Bonus	Payments	Pay	Options	Stock	Total
Name	($)	($)	($)	($)	($)	($)	($)

Colin Angle	330,625	140,516	16,480	22,595	42,879	212,998	766,093
Helen Greiner	330,625	140,516	5,494	25,432	42,879	212,998	757,944
Geoffrey P. Clear	267,500	53,500	11,102	20,578	102,600	93,465	548,745
Joseph W. Dyer	303,264	98,561	484	22,060	759,279	127,290	1,310,938
Sandra B. Lawrence	320,000	80,000	16,480	—	502,500	—	918,980

Automatic Acceleration of Vesting Following a Change in Control

As described above, certain terms of our executive agreements provide that 25% of all stock, options, awards and purchase rights granted to our executive officers under any stock plan prior to a Change in Control shall immediately become fully vested and exercisable as of the effective date of a change in control or termination without cause or resignation for good reason following a change in control. The following table provides the market value (that is, the value based upon our stock price on December 29, 2007, minus the exercise price) of stock options that would become exercisable or vested as a result of these acceleration events as of December 29, 2007.

	Market	Market
	Value of	Value of
	Stock	Restricted
	Options	Stock	Total
Name	($)	($)	($)

Colin Angle	10,720	53,250	63,970
Helen Greiner	10,720	53,250	63,970
Geoffrey P. Clear	25,650	23,366	49,016
Joseph W. Dyer	189,820	31,823	221,643
Sandra B. Lawrence	125,625	—	125,625

Director Compensation

In connection with our efforts to attract and retain highly-qualified individuals to serve on our board of directors, we maintain a cash and equity compensation policy for our non-employee members of our board of directors. In 2007, each of our non-employee members of our board of directors was entitled to the following cash compensation:

Annual retainer for Board membership	$30,000
Audit Committee
Annual retainer for committee membership	$10,000
Additional retainer for committee chair	$10,000
Compensation Committee
Annual retainer for committee membership	$7,500
Additional retainer for committee chair	$7,500
Nominating and Corporate Governance Committee
Annual retainer for committee membership	$5,000
Additional retainer for committee chair	$5,000

Pursuant to our Non-employee Directors’ Deferred Compensation Program, each non-employee director may elect in advance to defer the receipt of these cash fees. During the deferral period, the cash fees will be deemed invested in stock units. The deferred compensation will be settled in shares of our common stock upon the termination of service of the director or such other time as may have been previously elected by the director. The shares will be issued from our 2005 Stock Option and Incentive Plan.

In 2007 each of our non-employee members of our Board was entitled to the following equity compensation: Upon the initial election to the board of directors of a non-employee member of our Board would receive a one-time option to purchase 40,000 shares of our common stock under our 2005 Stock Option and Incentive Plan. All options granted to non-employee members of our board of directors vest in five equal annual installments commencing on the anniversary date of such grant. In addition, each non-employee director will receive an annual stock option award to purchase 10,000 shares of common stock on the date of each annual meeting of stockholders, which will vest in three equal annual installments commencing on the anniversary date of such grant. All such options will be granted at the fair market value on the date of the award. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors.

The following table provides compensation information for the fiscal year ended December 29, 2007 for each non-employee member of our board of directors. No member of our Board employed by us receives separate compensation for services rendered as a member of our board of directors.

DIRECTOR COMPENSATION TABLE — 2007

	Fees Earned or			All Other
	Paid in Cash		Option Awards	Compensation		Total
Name	($)		($)(2)	($)		($)

Rodney Brooks, Ph.D.	—		—	224,430	(3)	224,430
Ronald Chwang, Ph.D.	37,500		156,214	—		193,714
Jacques S. Gansler, Ph.D.	40,000		48,110	5,000		93,110
Andrea Geisser	50,000	(1)	156,214	—		206,214
Paul J. Kern, Gen. U.S. Army (ret.)	37,500		164,096	—		201,596
George McNamee	60,000	(1)	156,214	—		216,214
Peter Meekin	45,000		156,214	—		201,214

(1)	Messrs. Geisser and McNamee deferred all of their 2007 cash compensation pursuant to our Non-employee Directors’ Deferred Compensation Program.

(2)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 29, 2007 and December 30, 2006, as appropriate, in accordance with SFAS No. 123(R) and, accordingly, includes amounts from options granted prior to 2007. See the information appearing in note 2 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 for certain assumptions made in the valuation of stock and option awards.

(3)	Represents the dollar amount of fees paid to Dr. Brooks for his services as a consultant to the Company during 2007, including $207,500 of cash compensation, $5,580 of stock awards and $11,350 in option awards, which represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007 in accordance with SFAS No. 123(R) and, accordingly, includes amounts from equity awards granted prior to 2007. See the information appearing in note 2 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 for certain assumptions made in the valuation of stock and option awards.

(4)	The non-employee members of our board of directors who held such position on December 29, 2007 held the following aggregate number of unexercised options as of such date:

Number of
Securities
Underlying
Unexercised
Name	Options

Rodney Brooks, Ph.D.	9,333
Ronald Chwang, Ph.D.	60,000
Jacques S. Gansler, Ph.D.	70,000
Andrea Geisser	60,000
Paul J. Kern, Gen. U.S. Army (ret.)	60,000
George McNamee	60,000
Peter Meekin	60,000

(5)	The following table presents the fair value of each grant of stock options in 2007 to the non-employee members of our board of directors, computed in accordance with FAS 123(R):

			Exercise
		Number of	Price of	Grant Date
		Securities	Option	Fair Value of
		Underlying	Awards	Options
Name	Grant Date	Options	($)	($)

Rodney Brooks, Ph.D.	5/25/2007	9,333	16.03	76,067
Ronald Chwang, Ph.D.	6/29/2007	10,000	19.85	99,168
Jacques S. Gansler, Ph.D.	6/29/2007	10,000	19.85	99,168
Andrea Geisser	6/29/2007	10,000	19.85	99,168
Paul J. Kern, Gen. U.S. Army (ret.)	6/29/2007	10,000	19.85	99,168
George McNamee	6/29/2007	10,000	19.85	99,168
Peter Meekin	6/29/2007	10,000	19.85	99,168

Transactions with Related Persons

Other than compensation agreements and other arrangements which are described in “Compensation Discussion & Analysis,” in 2007, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

In April 2007, our board of directors adopted a written related party transaction approval policy, which sets forth our polices and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy with regard to related party transactions is that all related party transactions are to be reviewed by our general counsel, who will determine whether the contemplated transaction or arrangement requires the approval of the board of directors, the nominating and corporate governance committee, both or neither.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS

The audit committee of the board of directors has retained the firm of PricewaterhouseCoopers LLP, independent registered public accountants, to serve as independent registered public accountants for our 2007 fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1999. The audit committee reviewed and discussed its selection of, and the performance of, PricewaterhouseCoopers LLP for our 2007 fiscal year. As a matter of good corporate governance, the audit committee has determined to submit its selection to stockholders for ratification. If the selection of independent registered public accountants is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The audit committee of the board of directors has implemented procedures under our audit committee pre-approval policy for audit and non-audit services, or the Pre-Approval Policy, to ensure that all audit and permitted non-audit services to be provided to us have been pre-approved by the audit committee. Specifically, the audit committee pre-approves the use of PricewaterhouseCoopers LLP for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the audit committee before it may be provided by PricewaterhouseCoopers LLP. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the audit committee. For additional information concerning the audit committee and its activities with PricewaterhouseCoopers LLP, see “The Board of Directors and Its Committees” and “Report of the Audit Committee of the Board of Directors.”

Representatives of PricewaterhouseCoopers LLP attended all of the meetings of the audit committee in 2007. We expect that a representative of PricewaterhouseCoopers LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Fees Billed by PricewaterhouseCoopers LLP

The following table shows the aggregate fees for professional services rendered by PricewaterhouseCoopers LLP to us during the fiscal years ended December 29, 2007 and December 30, 2006.

	2007	2006

Audit Fees	$692,720	$758,979
Audit-Related Fees	58,615	26,424
Tax Fees	—	6,825
All Other Fees	3,075	5,524

Total	$754,410	$797,752

Audit Fees

Audit Fees for both years consist of fees for professional services associated with the annual consolidated financial statements audit, statutory filings, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees

Consists of fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under “Audit Fees.”

Tax Fees

Tax Fees consist of fees for professional services rendered for assistance with federal, state, local and international tax compliance. The audit committee has determined that the provision of these services to us by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

All Other Fees

All other fees include licenses to technical accounting research software

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP
AS iROBOT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2008.

OTHER MATTERS

The board of directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2009 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the Securities and Exchange Commission, must be received at the Company’s principal executive offices not later than December 15, 2008. Stockholders who wish to make a proposal at the 2009 annual meeting — other than one that will be included in the Company’s proxy statement — must notify us between January 29, 2009 and February 28, 2009. If a stockholder who wishes to present a proposal fails to notify us by February 28, 2009 and such proposal is brought before the 2009 annual meeting, then under the Securities and Exchange Commission’s proxy rules, the proxies solicited by management with respect to the 2009 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the Securities and Exchange Commission’s proxy rules. In order to curtail controversy as to the date on which we received a proposal, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are required by regulations of the Securities and Exchange Commission to furnish us with copies of all such filings. Based solely on our review of copies of such filings we believe that all such persons complied on a timely basis with all Section 16(a) filing requirements during the fiscal year ended December 29, 2007, except that Mr. Clear did not timely file a Form 4 with respect to one transaction, Dr. Chwang did not timely file a Form 4 with respect to three transactions, and Messrs. Geisser and McNamee each did not timely file a Form 4 with respect to four transactions.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by us and, in addition to soliciting stockholders by mail through its regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have our stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone, e-mail or telegraph following the original solicitation. We may also retain an independent proxy solicitation firm to assist in the solicitation of proxies.

HOUSEHOLDING OF PROXY MATERIALS

Our 2007 Annual Report, including audited financial statements for the fiscal year ended December 29, 2007, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, Broadridge Financial Solutions has undertaken an effort to deliver only one Annual Report and one proxy statement to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if Broadridge has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement, we will deliver promptly a separate copy of the Annual Report and the proxy statement to any shareholder who sends a written request to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary, Office of the General Counsel, (781) 430-3000. If your household is receiving multiple copies of our Annual Report or proxy statement and you wish to request delivery of a single copy, you may send a written request to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary, Office of the General Counsel.

iRobot Corporation
Proxy for Annual Meeting of Stockholders
May 29, 2008
SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned hereby appoints Glen D. Weinstein as proxy, with full power of substitution to vote all shares of stock of iRobot Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of iRobot Corporation to be held on Thursday, May 29, 2008, at 2:00 p.m. local time, at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730, and at any adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 14, 2008, a copy of which has been received by the undersigned.
     THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
SEE
REVERSE
SIDE
PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED
     ☑ Please mark votes as in this example.
The Board of Directors recommends a vote FOR items 1 and 2.
1.	To elect three members to the Board of Directors to serve for three-year terms as Class III Directors, each such director to serve for such term and until his respective successor has been duly elected and qualified, or until his earlier death, resignation or removal. The Board recommends a vote FOR all nominees.

NOMINEES: Rodney Brooks, Ph.D., Andrea Geisser, Jacques S. Gansler, Ph.D.

For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.
☐	☐	☐

2.	To ratify the appointment of the firm of PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 27, 2008. The Board recommends a vote FOR this proposal number 2.
☐ FOR     ☐ AGAINST     ☐ ABSTAIN
3.	To transact such other business as may properly come before the annual meeting and any adjournment thereof.
☐     MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

Please sign exactly as name appears below. Joint owners must both sign. Attorney, executor, administrator, trustee or guardian must give full title as such. A corporation or partnership must sign its full name by authorized person.

Signature of Stockholder

Date:	, 2008

Signature if held jointly
PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
I/We will attend the annual meeting. ☐ YES     ☐ NO